Exhibit 99.2

SOURCEGAS HOLDINGS LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015

(UNAUDITED)

SOURCEGAS HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	(In thousands)
	September 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash	$2,021	$3,806
Trade accounts receivable (less allowance for doubtful accounts of $1,333 and $2,122, respectively)	38,282	103,062
Gas in underground storage	11,075	15,686
Regulatory assets	10,216	16,885
Inventories	8,714	6,423
Deferred income taxes, net	3,627	8,948
Prepayments	5,496	4,321
Other current assets	6,492	6,196
Total current assets	85,923	165,327

Property, plant and equipment, net	942,230	840,189
Goodwill	384,229	384,229
Regulatory assets	30,348	28,639
Other assets	4,079	4,435
Total assets	$1,446,809	$1,422,819

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$37,713	$68,959
Interest accrued	5,056	6,221
Taxes accrued	2,850	4,745
Regulatory liabilities	17,783	5,010
Derivative instruments	9,441	13,213
Customer deposits	12,330	12,372
Deferred revenue	7,577	5,780
Other	23,208	23,026
Total current liabilities	115,958	139,326

Derivative instruments	1,446	3,651
Deferred income taxes, net	40,151	44,012
Other liabilities	39,168	39,656
Long-term debt, net	873,746	858,869
Total liabilities	1,070,469	1,085,514

Equity:
Members’ capital	382,876	345,458
Accumulated other comprehensive loss	(6,536)	(8,153)
Total equity	376,340	337,305

Total liabilities and equity	$1,446,809	$1,422,819

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	(In thousands)
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2015	2014
Operating revenues:
Regulated natural gas sales	$205,575	$199,948
Regulated transportation and storage	70,079	63,824
Other regulated operating revenues	4,337	4,307
Unregulated revenues	53,710	69,077
Total operating revenues	333,701	337,156

Operating costs and expenses:
Purchases and other costs of sales	150,725	171,602
Operation and maintenance	50,961	53,587
General and administrative	38,608	38,743
Depreciation and amortization	34,594	30,597
Taxes, other than income taxes	6,242	5,720
Total operating costs and expenses	281,130	300,249

Operating income	52,571	36,907

Other income (expense):
Interest income	226	257
Interest expense and other financing costs	(25,599)	(23,634)
Other, net	1,570	622
Total other income (expense), net	(23,803)	(22,755)

Income before income taxes	28,768	14,152

Income tax (provision) benefit	(6,548)	845

Net income	$22,220	$14,997

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	(In thousands)
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2015	2014

Net income	$22,220	$14,997

Other comprehensive income (loss), before income taxes:
Derivative instruments designated as cash flow hedges:
Unrealized (losses) gains on commodity derivatives, net of tax of $541 and $(287), respectively	(827)	439
Reclassification of net realized losses (gains) on commodity derivatives into purchases and other costs of sales, net of tax of $(637) and $615, respectively	973	(940)
Reclassification of net realized (gains) losses on commodity derivatives into natural gas sales, net of tax of $80 and $(41), respectively	(122)	62
Unrealized losses on interest rate swaps	(1,931)	(1,440)
Reclassification of net realized losses on interest rate swaps into net income	3,524	3,437

Other comprehensive income	1,617	1,558

Comprehensive income	$23,837	$16,555

See accompanying notes to consolidated financial statements.

SOURCEGAS HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	(In thousands)
	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2015	2014
Operating activities:
Net income	$22,220	$14,997
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,594	30,597
Deferred income taxes, net	2,890	(1,469)
Unrealized derivative (gains) losses	(2,527)	1,621
Other adjustments	2,845	2,827
Changes in operating assets and liabilities:
Trade accounts receivable	63,225	58,881
Deposits	—	190
Gas in underground storage	5,139	(5,632)
Regulatory assets and liabilities	19,144	(19,873)
Other assets	(2,567)	(4,411)
Trade accounts payable	(30,148)	(30,305)
Accrued expenses and other liabilities	(6,027)	(706)
Cash provided by operating activities	108,788	46,717

Investing activities:
Capital expenditures	(138,014)	(82,768)
Customer list acquisition	(2,340)	—
Other, net	(187)	5,063
Cash used in investing activities	(140,541)	(77,705)

Financing activities:
Net (payments) borrowings on revolving credit facility	(115,200)	8,800
Payment of debt issuance costs	(32)	(747)
Proceeds from long-term debt	275,000	95,000
Proceeds from additional borrowings on term loan	45,000	—
Payments on term loans	(190,000)	(50,000)
Contributions from members	32,000	—
Distributions to members	(16,800)	(25,600)
Cash provided by financing activities	29,968	27,453

Net decrease in cash	(1,785)	(3,535)
Cash at beginning of period	3,806	5,117
Cash at end of period	$2,021	$1,582

Supplemental cash flow information:
Cash paid for interest	$26,613	$24,096
Cash paid for income taxes	$5,139	$572
Capital expenditures included in trade accounts payable	$8,024	$7,840

See accompanying notes to consolidated financial statements.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

1.              Organization and Business

These unaudited consolidated financial statements include the accounts of SourceGas Holdings LLC (“SourceGas Holdings”) and its subsidiaries, all of which are wholly owned. All significant intercompany transactions are eliminated in consolidation. As used herein, the terms “the Company” and “SourceGas” refer to SourceGas Holdings and its consolidated subsidiaries, collectively.

The accompanying unaudited consolidated financial statements and related notes are prepared in accordance with accounting standards generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting and do not include all of the annual financial statement disclosures as required by GAAP. These consolidated financial statements should therefore be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2014. In the opinion of management, the unaudited consolidated financial statements include all material adjustments, including normal recurring accruals, which management considers necessary for a fair presentation. A significant portion of SourceGas’ business is of a seasonal nature; therefore, the Company’s interim operating results and cash flows are not necessarily indicative of the amounts that will be reported for a full year.

SourceGas is a natural gas utility company providing distribution, transportation, storage, and sales to a diverse mix of customers in the Rocky Mountains and Midwest United States. The Company operates primarily through four subsidiaries: SourceGas Distribution LLC (“SGD”), SourceGas Arkansas Inc. (“SGA”), Rocky Mountain Natural Gas LLC (“RMNG”) and SourceGas Energy Services Co. (“SGES”). The Company’s primary business is the operation of regulated local natural gas distribution companies in Arkansas, Colorado, Nebraska and Wyoming. The Company is also engaged in the regulated transportation of natural gas for third parties through its intrastate pipeline systems. In addition to its regulated activities, SourceGas provides unbundled natural gas sales in Nebraska and Wyoming and sells, installs and services appliances and equipment.

2.              Significant Accounting Policies

SourceGas’ accounting policies are described in Note 2 to the Company’s annual consolidated financial statements for the year ended December 31, 2014. There were no significant changes in our accounting policies during the nine months ended September 30, 2015.

Revenue Recognition

Regulated retail natural gas distribution revenues, derived primarily from the sale and transportation of natural gas, are recognized when gas is delivered to and received by the customer. SourceGas bills customers of its regulated retail natural gas distribution businesses on a monthly billing cycle basis; however, the billing cycle periods for certain classes of customers do not necessarily coincide with accounting periods used for financial reporting purposes. Revenue from unregulated natural gas marketing operations is recognized when gas is delivered to the customer. The Company estimates and accrues revenue applicable to gas delivered to customers, but not yet billed. Estimated unbilled revenue was $12.6 million and $58.6 million at September 30, 2015 and December 31, 2014, respectively.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

New Accounting Standards

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires the presentation of debt issuance costs in the balance sheet as a direct deduction from the associated debt liability. In August 2015, ASU 2015-15, Interest - Imputation of Interest (Subtopic 835-30) - Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements was issued to address the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The new requirements are effective beginning January 1, 2016. Early adoption is permitted, and the new guidance will be applied on a retrospective basis. SourceGas does not plan to adopt this standard early and does not expect this standard to materially impact the financial statements and disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires entities to recognize revenue depicting the transfer of goods or services to customers at amounts expected to be entitled to in exchange for those goods or services. The standard provides a five-step approach to revenue recognition: (1) identify the contract(s) with the customer; (2) identify the separate performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to separate performance obligations; (5) recognize revenue when (or as) each performance obligation is satisfied. The new requirements are effective for nonpublic companies beginning January 1, 2019, per ASU 2015-14, Deferral of Revenue Standard ASU 2014-09. Adoption under the effective dates of ASU 2015-09 is permitted. SourceGas is currently assessing the impact of this standard on its financial statements and disclosures.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 requires an entity to measure inventory, other than inventory accounted for under last-in, first-out method or retail inventory method, at the lower of cost or net realizable value. ASU 2015-11 is effective for annual periods beginning after December 15, 2016 on a prospective basis. SourceGas does not plan to adopt this standard early and does not expect this standard to materially impact the financial statements and disclosures.

In July 2015, the FASB issued ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): Part I. Fully Benefit-Responsive Investment Contract; Part II. Plan Investment Disclosures; Part III. Measurement Date Practical Expedient” (“ASU 2015-12”). ASU 2015-12 Part II simplifies the disclosure of plan assets by removing the requirement to disaggregate the fair value of assets disclosed by general type. ASU 2015-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, and early adoption is permitted. SourceGas does not plan to adopt this standard early and does not expect this standard to materially impact the financial statements and disclosures.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

3.              Rates and Regulatory Matters

Regulatory Assets and Liabilities

The following regulatory assets and liabilities are reflected in the consolidated balance sheets (in thousands):

	September 30,	December 31,
	2015	2014
Regulatory Assets:
Purchased gas costs	$10,381	$21,876
Pension plan	19,051	14,248
Postretirement medical plan	4,397	4,397
Recoverable Demand Side Management expenses	2,772	—
Rate regulation and application costs	617	877
Unrealized losses on derivative instruments	1,328	2,591
Other	2,018	1,535
Total regulatory assets	40,564	45,524
Less amount included in current assets	(10,216)	(16,885)
Regulatory assets, non-current	$30,348	$28,639

Regulatory Liabilities:
Purchased gas costs	$11,987	$1,457
Recoverable Demand Side Management expenses	4,092	2,273
Unrealized gains on derivative instruments	729	820
Other	1,242	1,262
Total regulatory liabilities	18,050	5,812
Less amount included in current liabilities	(17,783)	(5,010)
Regulatory liabilities, non-current	$267	$802

SourceGas defers purchased gas costs that otherwise would be charged to expense in accordance with gas cost adjustment mechanisms set forth in filings approved by the public utility commissions. The Company is permitted to recover such costs through rates charged to customers. The Company records an asset when purchased gas costs cumulatively exceed related billings and records a liability when billings cumulatively exceed related costs.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

The following table presents the purchased gas costs by state in an under (over) collected gas position:

	September 30,	December 31,
	2015	2014
Arkansas	$(7,595)	$4,673
Colorado	(4,216)	3,253
Nebraska	376	(1,457)
Wyoming	(63)	900
Total purchased gas cost, net (1)	$(11,498)	$7,369

(1) Excludes the Litigation Settlement Special Rate Surcharge with RMNG discussed below

At September 30, 2015 and December 31, 2014, purchased gas costs in regulatory assets include $9.9 million and $13.1 million, respectively, in unrecovered gas costs related to the Litigated Settlement Special Rate Surcharge approved by the Colorado Public Utilities Commission (“CPUC”). RMNG is authorized to recover these amounts from customers through rate surcharges before November 1, 2017. Other purchased gas costs included in regulatory assets and regulatory liabilities are being recovered or refunded in rates, or are deferred pending regulatory review and approval. Generally, the applicable gas cost adjustment mechanisms provide for recovery or refund of deferred purchased gas costs over a 12-month period following the approval of a filing with the state public utility commissions with respect to such costs.

At September 30, 2015 and December 31, 2014, regulatory assets also include (1) unamortized costs incurred in connection with various regulatory applications that the Company is permitted to amortize and recover in its rates, (2) unrealized gains and losses on derivative instruments that are used to mitigate the volatility in purchased gas costs for regulated utility customers, (3) uncollectible customer accounts that the Company is permitted to recover in its rates and (4) energy efficiency programs that customers can take advantage of and the Company is permitted to recover through a separate surcharge on customer bills SourceGas also has recorded regulatory assets for actuarial losses that have not yet been recognized in periodic benefit cost for the Company’s pension and other postretirement benefit plans. These amounts recorded as regulatory assets at September 30, 2015 and December 31, 2014 are not earning a rate of return.

Rate Filings and Other Matters

SourceGas Arkansas Inc.

On August 1, 2013, SGA filed an “Act 310” Surcharge with the Arkansas Public Service Commission (“APSC”). The purpose of the surcharge is to recover expenditures that SGA has reasonably incurred as a direct result of legislative or regulatory requirements relating to the protection of the public health, safety or the environment. The surcharge, which was projected to recover annual expenses of approximately $1.4 million through revenues, became effective upon filing. On January 14, 2014, an Administrative Law Judge issued an order approving SGA’s Act 310 Surcharge. That order became the final order of the APSC on February 13, 2014. Between August 1, 2013 and early July 2014, when SGA stopped billing its customers under its Act 310 Surcharge (see below), SGA recovered approximately $1.6 million under that surcharge.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

On September 9, 2013, SGA made a general rate case filing with the APSC, seeking approval of revised rates, which would increase annual revenues by approximately $18.7 million. After filing all of their testimony, the parties to the rate case reached a settlement agreement which increased SGA’s annual revenues by approximately $13.8 million, reflecting a 9.30% return on equity. On July 7, 2014, the APSC approved that settlement agreement and the Company began billing its customers and recognizing revenues on that date. The increased rates provided SGA with, among other things, recovery of expenditures, which it had been recovering under its Act 310 Surcharge. Therefore, SGA stopped billing customers under that surcharge when the rates went into effect.

On March 11, 2014, SGA filed an application with the APSC seeking approval of a special rate contract between SGA and Big River Steel LLC, for natural gas transportation service at Big River Steel’s planned mini mill in Osceola, Arkansas. On April 17, 2014, SGA filed an application with the APSC for approval to construct the pipeline needed to serve Big River Steel’s mini mill. On June 20, 2014 and June 27, 2014, the APSC approved SGA’s special rate contract and the construction of the pipeline, respectively. Under the special rate contract, Big River Steel is obligated to pay SGA a minimum amount for natural gas transportation service each year for a minimum of 20 years. Also under that contract, Big River Steel paid SGA a $5.0 million construction deposit, which SGA will refund to Big River Steel when SGA first delivers natural gas to Big River Steel’s mini mill. Currently, SGA is on course to complete the pipeline in November, 2015, and Big River Steel is expected to begin operations at the mini mill in March, 2016.

On April 1, 2015 SGA made a general rate case filing with the Arkansas Public Service Commission (“APSC”), seeking approval of revised rates, which would increase annual revenues by approximately $12.6 million. In the rate case filing, SGA is also seeking approval of a new Infrastructure Program Rider (“IP Rider”), which would provide recovery to SGA for the costs it incurs in replacing bare steel mains, and certain other mains, as well as the costs of relocating meters susceptible to being struck by a motor vehicle. SGA is currently recovering those costs through two different riders, its Main Replacement Program Rider (“MRP Rider”) and its At-Risk Meter Relocation Program Rider (“ARMRP Rider”). The proposed IP Rider would, in effect, combine the current MRP Rider and ARMRP Rider, and would also eliminate the regulatory lag in the recovery of costs present in those two riders. In its rate case filing, SGA also proposed to offer new services to its transportation customers, who purchase their natural gas from suppliers other than SGA, but pay SGA to deliver the natural gas to those customers.

The parties are currently in the process of exchanging filed testimony and an evidentiary hearing is scheduled for December 8, 2015. The APSC has until February 1, 2016 to issue its final order regarding SGA’s rate case filing.

On July 16, 2015, SGA filed with the APSC an application seeking approval of SGA’s purchase of the Stockton Storage Field (“Stockton”), located in Franklin County, Arkansas, from SWN Production (Arkansas), LLC, as well as a rider that would allow the Company to recover the costs of and earn a return on the purchase until the storage field can be included in SGA’s rate base in the Company’s next general rate case. Upon regulatory approval, the acquisition of the assets of Stockton was completed on October 21, 2015 for $25.0 million. The purchase of Stockton allows SGA to reduce the increasingly costly upstream capacity it currently holds on two interstate pipelines, resulting in a reduction of gas costs to SGA’s ratepayers. SGA’s ownership of the storage field also increases the Company’s capacity to offer its proposed Market Center Services (“MCS”) that are

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

currently under consideration in SGA’s rate case. Should the MCS be approved, then under the settlement agreement approved by the APSC in the Stockton docket, SGA ratepayers will receive 60.0% of net MCS revenues for the first five years following the acquisition of Stockton and 50.0% thereafter.

On July 12, 2015, Black Hills Utility Holdings, Inc. (“Black Hills”) entered into an agreement to purchase SourceGas Holdings and its subsidiaries from its current owners. This acquisition constitutes a change in control for the SourceGas subsidiaries and approvals from the respective state commissions are needed to close the transaction.

On August 10, 2015, SGA, along with Black Hills, filed with the APSC an application requesting approval of the transaction. On October 1, 2015, the APSC set a procedural schedule for the docket. Direct testimony from APSC Staff and the Arkansas Attorney General’s Office is due on November 10, 2015. Subsequent rounds of testimony are due between December 2, 2015 and December 23, 2015. An evidentiary hearing is scheduled for January 7, 2016. In its scheduling order, the APSC stated that it will endeavor to enter its order on the application by February 29, 2016.

SourceGas Distribution LLC

On September 9, 2013, SGD filed an application with the Wyoming Public Service Commission (“WPSC”) to construct major facilities consisting of a new compressor station (“Chokecherry”), natural gas transmission pipeline and other facilities that will interconnect SGD’s facilities with adjacent interstate pipelines. SGD is also seeking authority to implement new unbundled storage services, market center services and a revenue sharing mechanism. At its hearing on March 27, 2014, the WPSC approved the major elements of SGD’s application with revisions to the revenue sharing agreement and on August 14, 2014 issued its written order reflecting such approval.

SGD periodically files with the Nebraska Public Service Commission (“NPSC”) seeking approval of an infrastructure system replacement cost recovery charge (“ISR Charge”). The purpose of the ISR Charge is to recover capital expenditures that SGD has incurred as a result of legislative or regulatory requirements relating to the protection of the public health, safety or the environment and is in addition to SGD’s currently effective base rates. On June 25, 2013, the NPSC approved, and SGD implemented an ISR Charge, which generated annual revenues of $0.7 million effective July 1, 2013. On May 1, 2014, SGD filed an application with the NPSC seeking approval of a second ISR Charge. A hearing on the stipulation between SGD and the Public Advocate was held on July 30, 2014. The NPSC approved the SGD’s second ISR Charge which was implemented September 1, 2014, and it is designed to generate annual revenues of $0.5 million.

On May 1, 2014, SGD filed an application with the NPSC seeking approval to put into effect a System Safety and Integrity Rider (“SSIR”) and initial SSIR charges designed to collect $1.5 million of revenue requirement for SSIR projects completed in 2014. The NPSC granted SGD’s SSIR application with certain conditions.

On November 10, 2014, SGD filed an application with the NPSC seeking approval to put into effect a 2015 SSIR to collect $1.4 million of revenue requirement for SSIR projects that will be completed in 2015. The NPSC approved the application but reduced the amount to be recovered to $1.3 million.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

On October 1, 2015, SGD filed an application with the NPSC seeking approval to put into effect a 2016 SSIR to collect $3.8 million of revenue requirement for SSIR projects that will be completed in 2016.

On April 26, 2015, SGD filed an application with the CPUC requesting approval to implement a Choice Gas Program in Colorado for its North Eastern and Western Slope customers, effective June 1, 2016. Choice Gas is the unbundling of natural gas service by allowing competitive commodity supply options. The delivery of natural gas by SGD will still be regulated by the CPUC. If approved by the CPUC, customers will have the opportunity to choose a natural gas supplier and pricing option that best suits their needs. On July 17, 2015, SGD filed an Unopposed Motion to Vacate Hearing and Procedural Schedule, Waive Statutory Time limits, Hold Proceeding in Abeyance and Waive Response Time (Motion to Vacate) to hold the proceeding in abeyance for six months so SGD can determine how the Black Hills acquisition impacts the Choice Gas filing. The CPUC has granted this motion.

Due to the agreement entered on July 12, 2015 by Black Hills and SourceGas Holdings, on August 10, 2015, SGD, RMNG and Black Hills, filed with the other three state commissions Joint Applications, exhibits and attachments and supporting testimony, requesting from them a final order on or before February 1, 2016.

Rocky Mountain Natural Gas LLC

On March 31, 2014, RMNG filed an advice letter proposing an SSIR rate designed to collect $1.8 million of revenue requirement for SSIR projects to be completed in 2014. The rate went into effect on June 1, 2014, on an interim basis, subject to refund. On September 17, 2014, a settlement was reached and the CPUC approved most of the SSIR projects for inclusion in the SSIR rate. RMNG issued a refund of $0.5 million to ratepayers on December 16, 2014. On October 31, 2014, RMNG filed an advice letter proposing an SSIR rate to collect $0.4 million of revenue requirement for SSIR projects that will be completed in 2015. This SSIR rate went into effect on January 1, 2015.

Various other matters affecting SourceGas’ regulated utility operations are subject to proceedings before the state public utility regulatory commissions in Arkansas, Colorado, Nebraska and Wyoming, as well as the Federal Energy Regulatory Commission.

4.              Contingencies

Litigation

Currently there is a dispute between SGD and WBI Midstream (formerly known as Bitter Creek Pipelines LLC) regarding a Gas Gathering Agreement between the parties for the Bowdoin field in Montana. SGD purchases gas in the Bowdoin field from Noble Energy pursuant to a Gas Purchase Contract known as the P-802 Contract. Under the terms of the P-802 Contract, SGD is required to purchase all natural gas produced pursuant to specified pressures. Through its investigations, SGD learned that Noble Energy and WBI Midstream employed a variety of schemes to over-deliver natural gas to SGD under the P-802 and Gas Gathering Agreement. In September 2009, SGD initiated arbitration against WBI Midstream pursuant to the Gas Gathering Agreement for breach of contract. On October 14, 2010 the arbitration panel concluded that WBI Midstream had breached the Agreement. The arbitrators awarded SGD damages in the amount of approximately $26.5 million, plus attorney’s fees of approximately $0.5 million. WBI Midstream filed a Motion to Vacate the Arbitration Award which was denied. WBI Midstream appealed this decision and the Colorado Court of Appeals reversed the trial court’s order and remanded the matter for trial. SGD’s Petition for Certiorari was denied. This matter is pending rehearing before the Yuma County District Court. On January 19, 2015, SGD submitted a written offer to Noble Energy to terminate the P-802 contract. Negotiations continue between the parties. If Noble Energy agrees to terminate the P-802 contract, then WBI Midstream and SGD will terminate the Gas Gathering Agreement. SGD and WBI Midstream have agreed to extend the stay in the litigation case until November 29, 2015.

SourceGas is involved in other litigation and claims arising from the day-to-day operations of the Company’s business. SourceGas believes that the ultimate resolution of those matters will not have a material adverse impact on the Company’s business, consolidated balance sheets, cash flows or results of operations.

Environmental Matters

SourceGas is subject to federal, state and local laws and regulations governing environmental quality. RMNG is in the process of upgrading facilities at its Wolf Creek Storage Field. Soil and water sampling was requested by the United States Forest Service (“USFS”) and the Bureau of Land Management (“BLM”) in response to discolored soil found onsite. Small levels of contaminants were found in the immediate area around three of the well pads sampled. RMNG remediated the contamination; however, subsequent samplings requested by the USFS and BLM demonstrated low levels of contamination which were remediated in the summer of 2015. RMNG continues monitoring efforts and will be meeting with USFS and BLM in the fall of 2015 to reassess the need for additional monitoring. SourceGas accrues liabilities related to these efforts when it is reasonable to estimate the amount, or range of amounts, of probable costs related to these efforts. Management does not believe that it is reasonably possible that there will be a material change in the Company’s estimated liability in the near term and does not currently anticipate the disposition of any known efforts to have a material effect on the Company’s financial position, results of operations or cash flows.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

5.              Debt

Long-term debt consisted of the following (in thousands):

			September 30, 2015		December 31, 2014
	Year		Weighted average		Weighted average
	Due	Interest	Interest Rate	Outstanding	Interest Rate	Outstanding
Senior Notes, unsecured	2017	Fixed	5.90%	$325,000	5.90%	$325,000
Senior Secured Notes	2019	Fixed	3.98%	95,000	3.98%	95,000
Term loan, secured by substantially all assets of SourceGas Holdings LLC	2018	Variable(1)	1.96%	150,000	1.92%	150,000
Term loan, unsecured	2016	Variable(1)	N/A	—	1.41%	150,000
Term loan, unsecured	2017	Variable(1)	1.09%	280,000	N/A	—
Revolving credit agreement, unsecured	2017	Variable(1)	1.45%	23,900	1.42%	139,100
Total				873,900		859,100
Less: Unamortized original issue discount on Senior Notes				(154)		(231)
Current maturities				—		—
Long-term debt, net				$873,746		$858,869

(1) Variable rate based on one-, two-, three-, or six-month LIBOR

On June 30, 2014, SourceGas Holdings borrowed additional funds on its existing $200.0 million term loan in the amount of $20.0 million. The borrowings under this term loan bear interest at a variable rate based on one, two, three, or six-month LIBOR plus a margin dependent upon the Senior Notes’ rating. Upon closing the applicable margin was 1.75 percent. SourceGas Holdings received proceeds totaling $20.0 million from the majority of its existing lenders. All proceeds were used to pay down a portion of the revolving credit agreement held at SourceGas LLC.

On September 29, 2014, SourceGas Holdings issued the 3.98% Senior Secured Notes (the “Notes”) with an aggregate principal amount of $95.0 million due in September 2019. The Notes are secured by substantially all assets of SourceGas Holdings. The interest payments are payable bi-annually, beginning March 29, 2015. SourceGas Holdings used $70.0 million of the proceeds to pay down the $220.0 million term loan at SourceGas Holdings and the remainder paid down the revolving credit agreement held at SourceGas LLC.

On January 15, 2015, SourceGas LLC entered into a term loan with an aggregate principal amount of $275.0 million due July 2016, which bears interest at a variable rate based on one, two, three, or six-month LIBOR plus a margin dependent upon the Senior Notes’ rating. Upon closing, the applicable margin rate was 0.75%. The interest payments are payable monthly, beginning February 17, 2015. Initial proceeds were used to pay down the $150.0 million term loan and the remainder was used to pay down a portion of the revolving credit agreement, both held at SourceGas LLC.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

On September 18, 2015, SourceGas LLC amended and restated the $275.0 million term loan which had a balance of $235.0 million prior to the amendment. The amended and restated agreement increased the aggregate principal amount to $280.0 million and the applicable margin rate to 0.88%, and extended the maturity date to June 30, 2017. The interest payments are payable monthly, beginning October 1, 2015. The proceeds were used to pay down a portion of the revolving credit agreement.

On September 18, 2015, SourceGas LLC amended the $175.0 million revolving credit agreement. The amended agreement decreased the borrowing capacity to $100.0 million and has extended the maturity date to June 30, 2017.

The Notes, term loans and revolving credit agreement contain certain covenants, including financial covenants that require SourceGas to maintain ratios of indebtedness to total capitalization below specified levels and an interest coverage ratio above a specified level. At September 30, 2015 and December 31, 2014, the Company was in compliance with these ratios.

The Senior Notes are not actively traded in the public markets, therefore; the fair value of the Company’s Senior Notes is estimated using the mid-price yield of other companies’ outstanding debt issuances that actively trade in public markets. These companies have credit ratings, terms and remaining maturities similar to SourceGas’ Senior Notes. These valuations are based on Level 2 inputs as defined in the fair value hierarchy.

The following table provides an estimate of the fair value of the Company’s long-term debt using market prices in effect on the valuation date (in thousands):

	September 30,	December 31,
	2015	2014
Carrying amount	$873,746	$858,869
Estimated fair value	891,546	884,869

6.              Pension and Other Postretirement Benefits

SourceGas LLC sponsors a defined benefit pension plan (“Retirement Plan”) and a postretirement medical plan (“Medical Plan”). These plans are described in Note 6 to the Company’s annual consolidated financial statements for the year ended December 31, 2014.

During the nine months ended September 30, 2015, SourceGas contributed $2.9 million and $0.9 million to the Company’s Retirement Plan and Medical Plan, respectively. During 2015, SourceGas expects to contribute a total of $3.9 million and $0.9 million to the Retirement Plan and Medical Plan, respectively.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

7.              Property, Plant and Equipment

The following table sets forth the major classification of the Company’s property, plant and equipment and related accumulated depreciation (in thousands):

	September 30,	December 31,
	2015	2014

Natural gas distribution	$804,581	$721,797
Natural gas transmission	326,059	288,686
Other property, plant and equipment in service	314,237	353,543
Construction work in progress	103,664	57,218
Total property, plant and equipment	1,548,541	1,421,244
Less: accumulated depreciation and amortization	(606,311)	(581,055)
Property, plant and equipment, net	$942,230	$840,189

8.              Derivatives and Fair Value Measurement

Derivatives

In managing its natural gas supply portfolios, the Company has historically entered into physical fixed- and variable-priced contracts, which qualify as derivatives. Additionally, the Company purchased over-the-counter financial natural gas swap contracts and options to mitigate risks associated with changes in the market price. Gas contracts that have firm commitments to purchase a fixed amount of gas in the future at market price, qualify for the normal purchases and normal sales exception that is allowed for contracts that are probable of delivery in the normal course of business and are exempt from fair value reporting. The Company’s natural gas purchases with volumetric swing in their contracts do not qualify for the normal purchases and normal sales exception. These purchase deals and the swaps are recorded at fair value.

Pursuant to regulatory deferral accounting treatment for rate-regulated entities, the costs associated with gains and losses from the use of financial and physical derivative instruments are included in the Company’s purchased gas adjustment mechanisms. The changes in fair value and the settled amounts of these derivative instruments do not have a direct effect on earnings or other comprehensive income.

The Company has designated a certain number of its commodity derivative instruments as cash flow hedges. The effective portion of the unrealized gains and losses arising from the use of the cash flow hedges is deferred in Accumulated Other Comprehensive Income (“AOCI”) and will be recognized in our operating results when the forecasted transaction affects earnings. Hedge ineffectiveness, to the extent incurred, is currently recognized in the Company’s operating results.

In December 2014, SourceGas purchased over-the-counter (RBOB) gasoline swaps to help stabilize operating costs associated with forecasted purchases of gasoline fuels used to power vehicles and equipment used in the course of business. At September 30, 2015 and December 31, 2014, the Company held 42,000 gallons per month, or 168,000 and 504,000 total gallons, respectively of

NYMEX gasoline swaps at an average price of $1.80 per gallon. These contracts extend through December 2015 and are not designated as cash flow hedges. SourceGas recognizes unrealized gains and losses related to these derivative instruments in the operating results; they are not recorded as a component of deferred gas costs.

The commodity options and swaps are utilized to effectively fix the price on a portion of the Company’s natural gas supply portfolios. These financial derivatives are purchased in anticipation of the forecasted purchases of natural gas, during time frames ranging from October 2015 through August 2017. Under these contracts, the Company pays the counterparty at a fixed rate and receives a floating rate per Million Metric British Thermal Units (“Mmbtu”) of natural gas. Volumes below exclude contracts that qualify for normal purchase and normal sales. As of September 30, 2015 and December 31, 2014, the Company had net long natural gas contracts outstanding in the following quantities:

	September 30,	December 31,
Mmbtu (in thousands)	2015	2014
Hedge designation:
Cash flow hedges	2,854	1,282
Not designated as hedges	18,264	13,347
Total hedges	21,118	14,629

Hedge position:
Short position	(3,614)	(5,077)
Long position	24,732	19,706
Net long position	21,118	14,629

Interest Rate Swaps

SourceGas utilizes interest rate swaps to reduce the Company’s exposure to changes in market interest rates, which affect interest payments on the Company’s outstanding variable interest rate debt. SourceGas enters into these transactions only with counterparties whose debt securities are rated investment grade by the major rating agencies, and the Company actively monitors the counterparties’ credit ratings. SourceGas believes the risk of default by these counterparties is remote.

In November 2011, SourceGas entered into four interest rate swaps as a means of fixing the interest rate on the then anticipated refinancing of the $150.0 million term loan. Under these interest rate swaps, SourceGas pays a fixed rate of 2.73%, 3.05%, 3.01% and 3.11% on notional principal amounts of $40.0 million, $40.0 million, $40.0 million and $30.0 million, respectively. These swaps receive a variable one-month LIBOR rate on the notional principal amounts over a four year, nine month term ending in February 2017. These swaps were designated as cash flow hedges upon inception.

In April 2013, SourceGas LLC entered into forward starting interest rate swaps with an aggregate notional amount of $150.0 million as a means of fixing the interest on the $150.0 million term loan. Under these swaps, SourceGas LLC pays a weighted average fixed rate of 0.39 percent. These swaps receive a variable one-month LIBOR rate on the notional principal amounts over a two year, seven

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

month term ending in February 2016. These swaps were designated as cash flow hedges upon inception.

In April 2013, SourceGas Holdings entered into a forward starting interest rate swap as a means of fixing the interest on an additional $50.0 million relating to the anticipated refinancing of the activity on the $150.0 million term loan. Under this swap, SourceGas Holdings paid a fixed rate of 0.60% and received a floating interest rate equal to one-month LIBOR rate on the notional principal amounts over a three year, eight month term ending in February 2017. This swap early settled on July 18, 2014 for a gain of approximately $0.3 million.

The fair value and balance sheet classification of the Company’s derivative instruments are as follows (in thousands):

	Balance Sheet	September 30,	December 31,
	Location	2015	2014
Designated as cash flow hedges:
Asset derivative instruments:
Current commodity contracts	Other current assets	$182	$207
Noncurrent commodity contracts	Other assets	21	60
Current interest rate swaps	Other current assets	—	89
Noncurrent interest rate swaps	Other assets	—	49
Liability derivative instruments:
Current commodity contracts	Derivative instruments	(1,625)	(1,719)
Current interest rate swaps	Derivative instruments	(4,151)	(4,362)
Noncurrent commodity contracts	Derivative instruments	(133)	(289)
Noncurrent interest rate swaps	Derivative instruments	(1,245)	(2,742)
Total		(6,951)	(8,707)
Not designated as hedges:
Asset derivative instruments:
Current commodity contracts	Other current assets	1,918	2,013
Noncurrent commodity contracts	Other assets	125	320
Liability derivative instruments:
Current commodity contracts	Derivative instruments	(3,665)	(7,132)
Noncurrent commodity contracts	Derivative instruments	(68)	(620)
Total		(1,690)	(5,419)
Total derivative instruments on balance sheet		$(8,641)	$(14,126)

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

The changes in fair value and income statement location of the Company’s derivative instruments are as follows (in thousands):

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2015	2014
Designated as cash flow hedges:
Natural gas sales:
Ineffectiveness loss	$—	$26
Net realized gain (loss) reclassified from AOCI	202	(102)
Purchases and other costs of sales:
Ineffectiveness gain (loss)	1	(85)
Net realized (loss) gain reclassified from AOCI	(1,610)	1,555
Interest expense:
Ineffectiveness loss	(3)	(23)
Net realized loss reclassified from AOCI	(3,524)	(3,437)
Not designated as hedges:
Natural gas sales:
Net realized loss	(51)	(12)
Net unrealized gain	24	35
Purchases and other costs of sales:
Net realized loss	(3,465)	(245)
Net unrealized gain (loss)	2,475	(1,574)
Operation and maintenance:
Net realized loss	(15)	—
Net unrealized gain	30	—
Total impact of derivative instruments on earnings	$(5,936)	$(3,862)

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

In accordance with FASB Accounting Standards Codification (“ASC”) 220 Comprehensive Income, presentation of the Company’s derivative instruments included in AOCI is as follows, net of tax where applicable (in thousands):

	Interest Rate	Commodity
	Swaps	Derivatives	AOCI

Balance, December 31, 2014	$(7,168)	$(985)	$(8,153)
Decrease in fair value, net of tax	(1,931)	(827)	(2,758)
Recognition of losses in earnings
due to settlements, net of tax	3,428	851	4,279
Recognition of losses in earnings due to amortization	96	—	96
Balance, September 30, 2015	$(5,575)	$(961)	$(6,536)

The Company expects to reclassify $0.9 million of deferred loss, net of tax, to purchases and other costs of sales relating to commodity derivative instruments and $4.2 million of deferred losses to interest expense for the twelve months ended September 30, 2016, as forecasted transactions occur. If it becomes probable that a forecasted transaction will not occur, then the Company will discontinue the use of hedge accounting and recognize the unrealized gains or losses that were previously recorded in AOCI in net income.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

Fair Value Measurements

SourceGas reports certain assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

The following table sets forth by level within the fair value hierarchy SourceGas’ derivative assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2015 and December 31, 2014 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
September 30, 2015
Assets:
Commodity derivative instruments	$—	$2,246	$—	$2,246
Interest rate swaps	—	—	—	—
Liabilities:
Commodity derivative instruments	—	(5,491)	—	(5,491)
Interest rate swaps	—	(5,396)	—	(5,396)
Net derivative liability	$—	$(8,641)	$—	$(8,641)

December 31, 2014
Assets:
Commodity derivative instruments	$—	$2,600	$—	$2,600
Interest rate swaps	—	138		138
Liabilities:
Commodity derivative instruments	—	(9,760)	—	(9,760)
Interest rate swaps	—	(7,104)	—	(7,104)
Net derivative liability	$—	$(14,126)	$—	$(14,126)

In accordance with fair value accounting, the Company includes nonperformance risk in calculating fair value adjustments. This includes a credit risk adjustment based on the credit spreads of the counterparties when SourceGas is in an unrealized gain position, or on SourceGas’ own credit spread when it is in an unrealized loss position. The inputs in the Company’s valuation techniques on the financial derivatives include natural gas futures, credit default swap spreads and interest rates. These are also known as significant other observable, or Level 2, inputs. The Company has not used any Level 3 inputs in fair value valuations and there were no transfers between Level 1 or 2 as of September 30, 2015 and December 31, 2014.

Certain of SourceGas’ master agreements for derivative instruments contain a reference to the Company’s Senior Notes rating as determined by one or more of the major credit rating agencies. The current rating determines the available amount of unsecured credit. Any counterparty exposure in excess of a negotiated line of unsecured credit may result in the requirement for the Company to post collateral. Should a change in the Senior Notes rating trigger a change in available unsecured credit, SourceGas may be required to post additional collateral to cover counterparty exposure. No collateral was posted during period ended September 30, 2015 and December 31, 2014.

SourceGas Holdings LLC

Notes to Consolidated Financial Statements

Nine months ended September 30, 2015

(Unaudited)

The following table presents the fair value of the derivative instruments that are in a liability position, along with the Company’s exposure to collateral calls if the credit risk contingent features were triggered (in thousands):

	September 30, 2015
	Fair Value	Potential Collateral Call
Interest rate swaps	$(2,773)	$2,811
Commodity derivatives	(1,472)	1,516
	$(4,245)	$4,327

The fair value of the liability may differ from the potential collateral call amount due to our consideration of credit risk in its fair value measurements.

9.              Income Taxes

A reconciliation of the expense for income taxes to the expense that would result from applying the federal corporate income tax rate of 35% to SourceGas’ pretax income is as follows (in thousands):

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Computed “expected” tax expense	$10,069	$4,953
Increase (decrease) in income taxes resulting from:
Limited liability company income not subject to tax	(4,514)	(3,936)
State and local income taxes	724	132
Other	269	(1,994)
Total expense for income taxes	$6,548	$(845)

10.       Subsequent Events

SourceGas has evaluated events subsequent to September 30, 2015 through November 13, 2015, which represents the date the unaudited consolidated financial statements were available to be issued.

In October 2015, the Company borrowed an additional $40 million against the revolving credit agreement to fund the Stockton Storage purchase referenced in Note 3 ($25.0 million) and normal operating capital expenditures ($15.0 million).

Except as discussed in Notes 3 and 4, there are no subsequent events that would require recognition or disclosure in the unaudited consolidated financial statements.